Exhibit 10.10

CONTRACT MINING AGREEMENT

DATED

February 7, 2011

BETWEEN

EVANS COAL CORP.

(“OWNER”)

AND

RECOAL, LLC

(“CONTRACTOR”)

CONTRACT MINING AGREEMENT

THIS CONTRACT MINING AGREEMENT (this “Agreement”) is made and entered into this 7th day of February, 2011, by and between Evans Coal Corp., a Kentucky corporation having as its mailing address 243 North Peters Rd., Knoxville, TN 37923 (“Owner”), and RECOAL, LLC, a Kentucky corporation having as its mailing address P.O. Box 344, Flat Lick, KY 40935 (“Contractor”).

WITNESSETH:

WHEREAS, Owner leased certain surface and mineral interests located in Bell and Knox Counties, Kentucky (the “Property”); and

WHEREAS, Owner desires to engage an independent contract miner to mine and deliver certain coal from portions of the Property on terms which may vary from contract to contract; and

WHEREAS, Contractor is experienced and possesses special skills in extracting coal by surface mining methods; and

WHEREAS, Contractor owns modern equipment, tools and other machinery necessary for the efficient production of coal by surface mining methods; and

WHEREAS, the coal contained in all Seams permitted, underlying that certain surface area located and lying situate on the Property in Knox County, Kentucky, and more particularly depicted by crosshatching on the print or map appended hereto and made a part hereof as Exhibit 1-A (said coal being hereinafter referred to as the “Artemus Coal Area” constitutes a part of the Property); and

WHEREAS, the coal contained in all Seams permitted, underlying that certain surface area located and lying situate on the Property, in Bell and Knox Counties, Kentucky, and more particularly depicted by crosshatching on the print or map appended hereto and made a part hereof as Exhibit 1-B (said coal being hereinafter referred to as the “92 Job Coal Area” constitutes a part of the Property). (Artemus Coal Area and 92 Job Coal Area shall hereinafter collectively be referred to as the “Coal”); and

WHEREAS, Owner desires to engage Contractor to mine, remove, clean, load, transport and deliver the Coal to Owner, and Contractor desires to accept such engagement, all on the terms and conditions herein contained;

NOW, THEREFORE, for and in consideration of the terms, covenants and conditions hereinafter set forth, the parties hereby mutually covenant and agree as follows:

Article 1.
General Undertakings

 Section 1.1     Work Described. Subject to the terms and conditions hereinafter set forth, Owner hereby engages Contractor, and Contractor hereby agrees and undertakes to: (i) mine (solely by surface mining methods, including auger and high-wall miner), remove, clean, load, transport and deliver to Owner in the pit, (the “Point of Delivery”), Coal in the quantities and of the quality hereinafter specified; and (ii) perform all other work ancillary to such mining, removal, cleaning, loading, transportation and delivery of the Coal, including but not limited to all reclamation and surface maintenance necessary for a full bond release (all of said services specified in clauses (i) and (ii) hereinafter collectively referred to as the “Work”). Contractor’s reclamation obligations hereunder shall survive the expiration, termination or cancellation of this Agreement.

 Section 1.2     Ingress and Egress. Contractor shall have such non-exclusive rights of ingress and egress to the Coal as Owner possesses for the sole purpose of performing the Work hereunder. Contractor acknowledges that Owner has or may have no right, title or interest in or to the surface overlying the Coal and Contractor covenants that it shall acquire such rights in and to said surface as are necessary to perform the Work (the “Surface Rights”). Contractor covenants and agrees that during the Term hereof and for a period of one hundred eighty (180) calendar days following the termination, expiration or cancellation of this Agreement, Contractor: (i) shall neither assign nor otherwise transfer any Surface Rights without the written consent of Owner first had and obtained, it being understood and agreed that Owner shall be under no obligation to grant such consent; (ii) shall use its best efforts to maintain the Surface Rights in full force and effect in accordance with their terms; and (iii) shall, if requested by Owner, assign or otherwise transfer to Owner all of its right, title and interest in and to such Surface Rights as Owner may specify by notice, it being understood and agreed that Contractor shall obtain all necessary consents, authorizations and approvals required for such assignment or transfer.

 Section 1.3     Operations. On the Commencement Date (as hereinafter defined) Contractor shall commence, and thereafter during the Term hereof Contractor shall continue,

the Work in a skillful, workmanlike and prudent manner, having due regard for the present and future value of the Property as a coal mining property. Contractor shall commit no waste of any mineable and merchantable Coal.

 Section 1.4     Limitations and Conditions. Contractor acknowledges that it has reviewed all of Owner’s instruments of title to the Property and is familiar with all terms, conditions, limitations, restrictions and reservations therein contained. Subject always to the terms and conditions herein contained, Contractor covenants to conduct and perform all of the Work in a manner consistent with and subject to the terms, conditions, limitations, restrictions and reservations set forth in said title instruments.

 Section 1.5     Investigation  of  Property  by  Contractor. Contractor represents to Owner that it: (i) has carefully made an independent examination of all data available concerning the Coal; (ii) is familiar with the physical condition of the Coal and the surrounding terrain; (iii) has, and, at all times during the Term hereof, will have, the working capital, equipment, experience, skill and labor necessary to perform the Work; and (iv) has included in the Contract Price, as defined in Section 4.1 below, a sum sufficient to cover the cost of performing the Work.

 Section 1.6     DISCLAIMER. OWNER DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES AND REPRESENTATIONS CONCERNING THE COAL INCLUDING, WITHOUT LIMITATION, THE EXISTENCE, QUANTITY, QUALITY, MINEABILITY OR MERCHANTABILITY THEREOF, TITLE THERETO OR FITNESS THEREOF FOR A PARTICULAR PURPOSE, AND CONTRACTOR ACKNOWLEDGES THAT NO REPRESENTATIONS, STATEMENTS OR WARRANTIES, EXPRESS OR IMPLIED, HAVE BEEN MADE BY OR ON BEHALF OF OWNER REGARDING THE COAL, THE CONDITION THEREOF, THE USE OR OCCUPATION THAT MAY BE MADE THEREOF, THE INCOME THAT MAY BE DERIVED THEREFROM, THE APPURTENANT MINING RIGHTS OR OTHERWISE, EXCEPT AS ARE EXPRESSLY CONTAINED HEREIN. The use of any name conforming to the geological designation of a coal seam shall not be taken or construed as a warranty by said description, it being understood and acknowledged by Contractor that the use of such name is employed for general reference purposes only and may not be geologically exact.

 Section 1.7     Acknowledgment and Disclaimer. Contractor acknowledges that Owner: (i) may have entered, and may hereafter enter, into coal supply contracts which vary widely in terms and economic benefit to other suppliers and contractors; (ii) may mine and remove coal from the Property in competition with Contractor; and (iii) may engage other contractors, or may otherwise grant to other persons or entities the right, to mine and remove coal from the Property in competition with Contractor; provided, however, that neither Owner nor any other person or entity may mine and remove, or engage other contractors, or grant to other persons or entities the right, to mine and remove the Coal during the Term hereof. Contractor further acknowledges that: (1) Owner, in its sole and absolute discretion, may allocate among its coal supply contracts the Coal mined by Contractor and other coal mined or otherwise obtained by Owner; and (ii) Owner may favor itself or any contractor or other person or entity in such allocation. Owner disclaims any express or implied obligation or duty to allocate any specific quantity of the Coal produced by Contractor hereunder to any coal supply contract; and Contractor acknowledges that it is not a third party beneficiary to any coal supply contract to which Owner is or may be a party.

 Section 1.8     Title to Coal. Owner hereby retains all of its right, title and interest in and to the Coal (whether in place or severed) and nothing herein shall be construed as creating or vesting in Contractor any economic or property interest in the Coal. Contractor covenants that it shall not claim a deduction for mineral depletion for federal income tax or any other purpose. Contractor is expressly prohibited from disposing of the Coal in any manner other than herein set forth and Contractor covenants and agrees that it will not sell or transfer the Coal to any third party without the written consent of Owner first had and obtained, it being understood and agreed that Owner shall be under no obligation to grant such consent.

Article 2.
Term

The term of this Agreement (the “Term”) shall commence on the date hereof (the “Effective Date”) and shall continue thereafter until the earlier of: (i) two (2) years after the Commencement Date (as hereinafter defined); (ii) termination or cancellation pursuant to Article 10 below; or (iii) exhaustion of all mineable and merchantable Coal.

Article 3.
Production and Quality

 Section 3.1     Production Covenant. Commencing February 3, 2011 (the “Commencement Date”), and thereafter during the Term hereof, Contractor shall mine and deliver to Owner at the Point of Delivery, during normal business hours, such quantities of Clean Coal as Owner shall specify pursuant to Section 3.3 below. As used herein, the term “Clean Coal” shall mean Coal meeting the quality specifications set forth in Exhibit 2 which is attached hereto and made a part hereof by this reference (the “Specifications”)

 Section 3.2     Six Month Quantity Estimate. Owner shall confer with Contractor between the first (1st) and the fifteenth (15th) day of February and August of each year during the Term hereof regarding Contractor’s estimate of the quantity of Clean Coal which Contractor estimates to be delivered to Owner hereunder during the next succeeding six (6) month period (which six (6) month period shall begin on the first (1st) day of the calendar month succeeding the calendar month during which such conference is held). Contractor agrees that Owner shall be under no obligation to take delivery of the quantities of Coal estimated at such conference.

 Section 3.3     Two Week Quantity Estimate. Contractor shall notify Owner on or before the first (1st) day of each calendar month during the Term hereof of the quantity of Clean Coal which Contractor estimated to deliver to Owner during the period from the sixteenth (16th) through the last day of such month; and Contractor shall notify Owner on or before the fifteenth (15th) day of each calendar month during the Term hereof of the quantity of Clean Coal which Contractor estimated to deliver to Owner during the period from the first (1st) through the fifteenth (15th) day of the next succeeding calendar month; provided, however, that in no event shall Contractor be required to deliver more than thirty thousand (30,000) tons of Clean Coal in any one (1) calendar month during the Term hereof (the “Maximum Quantity”), or less than ten thousand (10,000) tons of Clean Coal in any calendar year during the Term hereof (the “Minimum Quantity”).  As used in this Agreement, the term “ton” shall mean a short ton equal to two thousand (2,000) pounds avoirdupois.

 Section 3.4     Weighing.  Sampling  and  Analysis. Each truckload of Coal delivered by Contractor to Owner at the Point of Delivery in accordance with Section 3.3 hereof shall be weighed by Owner on its truck scales at the Point of Delivery and sampled and analyzed by Owner at a facility designated by Owner for the purpose of determining whether such truckload of Coal meets the Specifications, it being understood and agreed that such sampling and analysis shall be by nuclear analysis, truck top sampling, belt cut sampling or any other method as Owner shall determine in its sole and absolute discretion. Owner shall keep a record of all such weights and analyses, which shall be deemed valid, conclusive and binding for all purposes of this Agreement so long as they are made in good faith. Anything contained herein to the contrary notwithstanding, Owner shall not be obligated to weigh, sample, analyze or make any payment to Contractor whatsoever with respect to any truckload of Coal delivered by Contractor hereunder if, in the sole opinion of Owner, as a result of visual inspection, said truckload of Coal does not meet the Specifications. Any refusal by Owner to weigh, sample, analyze or make payment with respect to, any truckload of Coal pursuant to the immediately preceding sentence shall not relieve Contractor of its obligation to deliver the quantity of Clean Coal specified by Owner pursuant to Section 3.3 above. Anything contained herein to the contrary notwithstanding, Owner shall not be obligated to make any payment to Contractor whatsoever with respect to any truckload of Coal delivered by Contractor hereunder if, as a result of Owner’s sampling and analysis, such truckload does not meet the Specifications; and it is understood and agreed that the delivery of any such truckload shall not relieve Contractor of its obligation to deliver the quantity of Clean Coal specified by Owner pursuant to Section 3.3 above. In the event that any truckload of Coal delivered by Contractor to the Point of Delivery fails to meet the Specifications or if, for any other reason whatsoever, Owner is not obligated to compensate Contractor hereunder with respect to Coal delivered by Contractor to the Point of Delivery, then, upon notice from Owner, and provided that such Coal has not yet been unloaded from the trucks at the Point of Delivery, Contractor shall be responsible, at its sole cost and expense, for promptly removing such Coal from the Point of Delivery.  Contractor may sell any rejected truckload as junk coal and Contractor and Owner shall appropriately split all payment therefore.

Article 4.
Payment

 Section 4.1     Payment. As full compensation for the furnishing by Contractor of all permits, bonds, licenses, materials, labor, equipment, supplies, utilities and other items required hereunder; for the full performance of the Work by Contractor, including, without limitation, the delivery of the quantities of Clean Coal to the Owner at the Point of Delivery; and for all loss, cost, damage or expense to Contractor arising in the course of the Work from unforeseen obstructions or difficulties, but subject always to the provisions of Section 3.4 above, Owner agrees to pay Contractor i) for Artemus Coal Area, the sum of forty-two and 50/100 Dollars ($42.50) per ton of Clean Coal, and ii) for Job 92 Coal Area, the sum of forty-two and 50/100 Dollars ($42.50) per ton of Clean Coal (the “Contract Price”) delivered by Contractor to Owner in accordance with the terms hereof.  Owner agrees to pay Contractor and additional five Dollars ($5.00) per ton of Clean Coal for the first seventy-five thousand (75,000) tons of Clean Coal delivered, in compensation of fulfilling the reclamation requirements of a previous Contract Miner on the Artemus and Job 92 areas as described herein.

 Section 4.2     Payment Date. As used herein: “Shipment” shall mean all Clean Coal delivered by Contractor, in accordance herewith, at the Point of Delivery each week of each calendar month and with respect to which Owner is obligated to pay the Contract Price in accordance with Sections 3.4 and 4.1 hereof.  Payment of the Contract Price with respect to the  Shipment shall be made by Owner to Contractor on or before the tenth (10th) day preceeding the week of delivery.  All payments to Contractor shall be via wire transfer to Contractor’s bank.  Contractor shall absorb the costs of any wire transfer or bank fee and shall reimburse Owner for any such costs incurred.

 Section 4.3     Incentive Compensation. The parties acknowledge that the price which Owner will obtain from the sale of all or part of the Clean Coal delivered by Contractor hereunder will be based in part on the quality and characteristics of said Coal; and the quality of the Clean Coal will, in turn, be largely dependent upon the manner in which it is mined by Contractor. In recognition of the foregoing, and as further consideration for the full performance of the Work, Owner agrees to pay Contractor, in addition to the Contract Price, the compensation set forth in Exhibit 3 which is attached hereto and made a part hereof by this reference (the “Incentive Compensation”).  Owner shall pay the Incentive Compensation to Contractor with respect to any Clean Coal mined and delivered to the Point of Delivery by Contractor which constitutes a part of a Shipment and is sold by Owner in connection with contracts entered into on or after March 1, 2011.

The Incentive Compensation shall be paid to Contractor within thirty (30) days after the date on which Owner receives full payment for said Coal or ninety (90) days after the date on which said Coal is sold by Owner, whichever is earlier. Owner’s determination of the amount of Incentive Compensation payable to Contractor hereunder shall be conclusive and binding so long as it is made in good faith and Contractor maintains the right to audit Owner’s books and records with respect thereto or otherwise to verify the amount thereof.

 Section 4.4     Right of Owner to Apply Payments. Anything contained herein to the contrary notwithstanding, if Contractor shall default in the payment of any sums payable by Contractor to Owner pursuant to any other agreement between Contractor and Owner, then Owner shall have the absolute right, at its sole discretion and upon notice to Contractor: (i) to apply to Contractor’s account under said other agreement with Owner any payments required to be made by Owner to Contractor hereunder; or (ii) to apply to Contractor’s account under said other agreement with Owner any payments made by Contractor to Owner hereunder and to enforce its rights against Contractor hereunder for the nonpayment under this Agreement of any amounts so applied to Contractor’s said account, to the same extent as if payment of said amounts had never been made to Owner hereunder.

Article 5.
Relationship of the Parties

 Section 5.1     Independent Contractor. It is expressly agreed that Contractor will perform the Work specified by this Agreement as an independent contractor. Contractor shall exercise exclusive control over its work force and labor relation policies and direct the manner, method and mode of performance of the Work. Contractor agrees not to hold itself out as a partner, joint venturer, employee, agent, representative or lessee of Owner; and nothing herein contained shall be construed as creating a single enterprise, joint venture, agency, partnership, joint employer or lessor-lessee relationship.

 Section 5.2     Labor Relations. Contractor shall be responsible, in all respects, for the hiring, employment, direction, working conditions and compensation of all individuals engaged to carry out the Work hereunder. Contractor shall (i) employ, fix the compensation of and pay its employees, as required by law; (ii) deduct from the wages of its employees and pay over to the proper authorities any tax or taxes, as required by law, ordinance, rule, regulation or resolution of any governmental authority; and (iii) comply with all present and future federal, state and local laws, ordinances, rules and regulations pertaining to the duties and obligations arising out of the employer and employee relationship, including, without limitation, unemployment compensation, social security withholding taxes, workers’ compensation, wage and hour laws, federal and state safety laws, occupational disease compensation (excluding only the black lung excise tax), and all other applicable laws, ordinances, rules and regulations lawfully promulgated by any state, federal or other governmental authority. Contractor shall file all necessary reports or other documents with the applicable governmental offices in order to properly establish and serve notice of Contractor’s sole and exclusive responsibility for the health and safety of its employees and agents during the Term of this Agreement. Contractor shall keep and, upon request from Owner, make available to Owner supporting records evidencing its compliance with the requirements herein set forth.

Article 6.
Additional Covenants and Obligations

 Section 6.1     Mining Permits. Unless otherwise directed by Owner in writing, on or prior to the Commencement Date Contractor shall, in its name and at its own expense, secure any and all federal, state and/or local licenses, permits, authorizations, bonds and identification numbers required by law for performance of the Work; and Contractor shall be bound by the terms thereof, perform the Work in accordance therewith, have full responsibility therefor and pay all fees, fines and assessments related thereto. Upon request by Owner, copies of all applications made to, and of all licenses, permits, authorizations, bonds, inspection reports and compliance, non—compliance or other orders issued by, and of all plans, maps or other information filed with or furnished to, any governmental authority or agency, and of all communications had therewith concerning any of the foregoing, shall be furnished to Owner by Contractor before they are filed with or furnished to such authority or agency, or immediately upon receipt there from.  Responsibility for engineering required to obtain, modify, revise or modify existing and future reclamation permits required by the Commonwealth of Kentucky shall be the responsibility of the Owner.  Bonding requirements required for obtaining, modifying, revising or modifying existing and future reclamation permits will be the responsibility of the Contractor.   If this Agreement is terminated and/or Contractor is no longer performing the Work and/or is no longer the listed operator, any and all bonds placed by the Contractor must be changed within 90 days to reflect the change in listed operator.

 Section 6.2     Non-Exclusive Rights. Contractor acknowledges that Owner may, during the progress of the Work, place or install or cause to be placed or installed on the Property various structures, equipment and materials and may carry on, either directly or through others, such other operations as it may deem necessary or desirable for its own purposes; provided, however, that Owner will not unreasonably interfere with the Work hereunder.

 Section 6.3     Mining Plans. It is understood and agreed that the Property may be mined by other contractors, Owner, or other persons or entities, and, accordingly, the Work hereunder may constitute only a portion of the total operations on the Property. Therefore, in order to allow for the overall coordination of the operations on the Property: Contractor shall prepare mining plans and projections; Contractor shall permit Owner to review said mining plans and projections before Contractor commences the Work hereunder; Contractor shall strictly follow said mining plans in performing the Work, as the same may be amended from time to time; Contractor shall immediately notify Owner of any such amendments; and Contractor shall not deviate from or modify said mining plans unless Owner is first notified.

 Section 6.4     Safety. Owner and Contractor recognize the importance of safety procedures and safe working conditions. Contractor shall therefore comply with and cause its employees to abide by all present and future federal, state and local safety laws, rules and regulations applicable to Contractor, Contractor’s employees and the Work.

 Section 6.5     Compliance with Laws. Contractor shall perform the Work in strict compliance with the laws of the United States of America and the Commonwealth of Kentucky and its political subdivisions, and all rules, regulations and orders issued or promulgated thereunder, which are in effect at any time during the performance of the Work or during the Term hereof.

 Section 6.6     Contractor to Remove and Abate Environmental Hazards. Should Contractor or its agents, representatives or employees do or omit to do any act on the Property which creates or contributes to the creation of any condition constituting a common law nuisance or an environmental hazard, or which causes or is likely to cause the pollution of air, water or streams, or contravenes any law or requires continuing expenditures in order to comply with law after termination of mining, Contractor agrees to remove from the Property or otherwise abate the conditions creating or contributing to the creation of the foregoing conditions and to indemnify and save harmless Owner from any claims, demands, suits, awards, or judgments arising out of the existence of such conditions. Contractor’s obligations imposed by this Section shall survive the termination, cancellation or expiration of this Agreement.

 Section 6.7     Inspection of the Work. Owner retains the right and privilege at all times to inspect the Work hereunder and any other aspect of Contractor’s operations as it relates to this Agreement, for the purpose of ascertaining the quantity and quality of Coal mined and removed by Contractor and to verify that Contractor is neither wasting any mineable and merchantable Coal nor interfering with any right or interest of Owner in or to the Property; provided, however, that Owner shall not be obligated to exercise, or held responsible for exercising or failing to exercise, any such right or privilege.

 Section 6.8     Maps. Contractor shall at all times maintain maps showing, on the system specified by Owner and on a scale of not more than five hundred (500) feet to one (1) inch, the extent of Contractor’s operations hereunder, together with the boundaries of the Coal, the location of all railroad tracks, rights-of-way, streams, roads, buildings, mine workings and other improvements therein, thereon or thereover, and such additional information as reasonably may be requested by Owner. Copies of such maps, in the form of a true, full scale print or tracing and in electronic format thereof, shall be certified by an officer of Contractor and a registered civil or mining engineer as current, complete and accurate as of: (i) the last day of March, June, September and December of each year during the Term of this Agreement; and (ii) any other date as Owner may request in writing; and each such certified copy shall be furnished to Owner within ten (10) days after the date of said certification.

 Section 6.9     Records. Contractor shall maintain accurate records regarding all aspects of the Work including, but not limited to, mining conditions encountered, books of account, maps and mining plans (the “Records”). Owner or its authorized agent shall, at all reasonable times, have the right to inspect and examine the Records. Contractor shall preserve the Records for a minimum period of two (2) years after expiration, cancellation or termination of this Agreement and shall promptly deliver copies of the same to Owner upon request.

 Section 6.10     Confidentiality of Information. Contractor acknowledges that its performance of the Work may generate or provide Contractor with access to specialized information or trade secrets of a confidential nature pertaining to Owner and its business. Contractor therefore agrees that: (i) it shall treat the content of this Agreement and all information relating to the Property, the Coal, Owner or Owner’s business (all of the foregoing being hereinafter collectively referred to as the “Information”) as confidential; and (ii) unless required by court order, it shall not disclose any of the Information to a third party without obtaining the prior written consent of Owner. Contractor’s obligations under this Section 6.10 shall survive the termination, expiration or cancellation of this Agreement.

 Section 6.11     Commingling. Contractor shall not commingle the Coal with any other coal, except upon Owner’s prior written request.

 Section 6.12     Haulage Roads. Contractor shall maintain upon the Property and upon contiguous and adjacent properties all roads required for the performance of the Work. Contractor acknowledges that the cost of said maintenance is included in the Contract Price. The location of new roads upon the Property shall be subject to the prior written consent of Owner.

 Section 6.13     Liens. Contractor shall neither take nor fail to take any action which could result in the perfection of any lien or other encumbrance against the Property, the fixtures therein or thereon, or the Coal (whether in place or severed).

 Section 6.14     Taxes. Owner shall be responsible for the payment of all: (i) reclamation taxes (known as the abandoned mine land fund tax) payable pursuant to the Surface Mining Control and Reclamation Act of 1977, as amended, and attributable to each Shipment hereunder; (ii) black lung excise taxes payable pursuant to the Black Lung Benefits Revenue Act of 1977, as amended, and attributable to each Shipment hereunder; (iii) Kentucky severance taxes payable pursuant to Chapter 143 of the Kentucky Revised Statutes, and attributable to each Shipment hereunder; and (iv) ad valorem property taxes payable with respect to Owner’s ownership of the Coal and the Property during the Term hereof. Contractor shall be directly responsible for, and shall promptly pay when due, all other taxes which may be imposed or assessed against the Work, Contractor, Contractor’s equipment, and improvements placed or installed by Contractor in or upon the Property.

 Section 6.15     Equipment Lease.  Owner agrees to lease to Contractor available mining equipment that it owns.  Exhibit 4 which is attached hereto and made a part hereof by this reference (the “Leased Equipment Schedule”), lists the equipment Contractor will lease from Owner.  The lease of this equipment will be at the rate of four dollars ($4.00) per Clean Coal ton delivered to Owner when mining two (2) shifts per day.  The lease of this equipment will be at the rate of three dollars ($3.00) per Clean Coal ton delivered when mining only one (1) shift per day.  Servicing, Maintenance and Repair of leased equipment will be the responsibility of the Contractor.

Article 7.
Representations and Warranties

Contractor represents and warrants that: (i) it is a corporation duly organized, validly existing, and in good standing under the laws of Kentucky; (ii) it has full legal power, authority and capacity to effectuate and perform this Agreement; (iii) as of the date hereof it is, and during the Term hereof it shall remain, eligible to obtain surface disturbance permits and revisions and amendments thereto; (iv) neither Contractor nor any of its assets is subject to any judgment, order, writ, decree or injunction, nor is Contractor a party to any judicial, administrative or arbitration proceeding or investigation, now pending, or, to its knowledge, threatened, which could have a material adverse effect on the ability of Contractor to perform the Work; and (v) this Agreement constitutes the legal, valid and binding obligation of Contractor, enforceable in accordance with its terms.

Article 8.
Insurance

Section 8.1     Coverage. In addition to, and not in limitation of any obligation to indemnify Owner hereunder, Contractor shall, at its sole expense, procure and maintain in full force and effect during the Term of this Agreement the following insurance coverage:

(a)	Comprehensive general public liability insurance against claims for bodily injury, death or property damage, occurring in or about the Property in an amount not less than:

(i)	Three Million Dollars ($3,000,000.00) in respect of bodily injury or death to any one (1) person arising out of one (1) occurrence;

(ii)	Three Million Dollars ($3,000,000.00) in respect of bodily injury or death to more than one (1) person arising out of one (1) occurrence; and

(iii)	Three Million Dollars ($3,000,000.00) for property damage arising out of one (1) occurrence.

(b)
Worker’s compensation and employer’s liability insurance adequate to fully satisfy Contractor’s legal obligations under any state or federal workers’ compensation statute, including, without limitation, obligations with respect to occupational disease and pneumoconiosis or “black lung”; provided, however, that Contractor may self-insure against liability for workers’ compensation

(including occupational disease) to the extent permitted by state and federal law and, to such extent, Contractor may satisfy its obligation under this provision by meeting the requirements for self-insurance imposed by statutes, regulations, rulings and other laws of the state and federal agency administering the same and by submitting to Owner the same evidence required by, and submitted by Contractor to, such agencies; provided, further, and anything contained herein or in federal or state law to the contrary notwithstanding, that:

(i)
annually throughout the Term of this Agreement and in connection with the preparation of its annual financial statements, Contractor shall obtain, from an independent licensed actuarial firm, an actuarial computation of its liability for workers’ compensation (including occupational disease) claims, including all claims incurred but not reported; and

(ii)	Contractor shall at all times secure payment of the most recent computation of said actuarial liability.

(c)
Automobile liability and/or excess umbrella liability insurance (owned, hired and non-owned vehicles) with minimum bodily injury and property damage limits of Three Million Dollars ($3,000,000.00) for each occurrence.

Section 8.2     Form of Insurance. All insurance required under Section 8.1 shall be with a reputable insurer, shall name and insure Owner “as its interests may appear”, shall contain a provision for notice to Owner of any overdue or unpaid premium, and shall provide for thirty (30) days’ advance notice to Owner of any proposed cancellation. The comprehensive general public liability insurance shall provide coverage against all losses arising out of legal liability due to the maintenance of the Coal and the performance of the Work, including, without limitation, and if coverage for such is available, subsidence, pollution or contamination of water, gob pile slides, and movement of overburden. Each policy of insurance shall be written as an “occurrence” contract, unless the policy is available only on a “claims made” basis, in which case Contractor shall continue such policy for a period of five (5) years after termination, expiration or cancellation of this Agreement or until final release of all environmental reclamation bonds required by any regulatory authority, whichever is the later to occur.

Section 8.3     Proof of insurance. Contractor agrees to furnish to Owner certificates and/or policies of all insurance required by Section 8.1 hereof prior to commencing the Work hereunder and thereafter upon request.

Article 9.
Indemnity

Contractor shall indemnify and hold harmless Owner, and Owner’s employees, agents, officers, directors and shareholders, from and against any and all suits, actions, obligations, penalties, charges, expenses, liabilities, demands, losses, claims, awards, damages and/or judgments of any kind, nature or description (including, without limitation, any and all attorneys’ fees and other costs and expenses that may be incurred by Owner, or by Owner’s employees, agents, officers, directors or shareholders in connection therewith), which may be imposed upon, incurred or suffered by, or asserted against, Owner, or Owner’s employees, agents, officers, directors or shareholders, and which arise out of or are attributable, directly or indirectly, to the performance of the Work or to any misrepresentation or breach of any covenant or warranty herein made by Contractor or to any failure on the part of Contractor to fully and strictly observe and comply with the terms of this Agreement. This covenant of indemnity and all other covenants of indemnity herein contained shall survive the cancellation, termination or expiration of this Agreement.

Article 10.
Default and Termination

 Section 10.1     Events of Default. The following shall be events of default hereunder, and the terms “Event of Default” or “Default” shall mean, whenever they are used in this Agreement, any one or more of the following events:

(a)
Any act or omission by Contractor, or its employees, agents or representatives, which directly or indirectly interferes with, disrupts or threatens the mining operations of any other individual or entity on the Property, whether by reason of a labor dispute, picketing, boycotting or otherwise;

(b)
If Contractor shall file a voluntary petition for bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or any answer seeking or acquiescing in any reorganization, arrangement, composition, adjustment, liquidation, dissolution, or similar relief for itself under any then current federal, state, or other statute, law, or regulation, or shall seek, consent to, or acquiesce in the appointment of any trustee, receiver, or liquidator of Contractor, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due;

(c)	Any loss by Contractor of self-insurance qualifications or failure by Contractor to maintain any other insurance required hereunder;

(d)
The issuance of any order, decree, judgment or directive by any regulatory authority, tribunal or court which requires Contractor to cease the Work or any material part thereof for a period of more than fifteen (15) calendar days;

(e)	The cessation by Contractor of the Work or any material part thereof for fifteen (15) calendar days for any reason whatsoever other than one specified in the preceding clause (d);

(f)
The contravention by Contractor of Article 11 hereof prohibiting assigning, pledging, encumbering, transferring or subcontracting, in whole or in part, this Agreement, the Work or Contractor’s rights or obligations hereunder without the written consent of Owner;

(g)	The delivery by Contractor of ten (10) truckloads of Coal which fail to meet the Specifications within any period of one (1) calendar month;

(h)
Any material failure by Contractor to conduct the Work hereunder in strict compliance with all applicable federal, state and local laws, ordinances, rules and regulations and the terms and conditions of all governmental permits, licenses or authorizations;

(i)
Any failure by Contractor to immediately remove from the Property or otherwise abate any conditions creating or contributing to an environmental hazard or a common law nuisance referenced in Section 6.6 hereof;

(j)
If Contractor shall fail to pay or cause to be paid any sums due to Owner for a period of thirty (30) or more days after Owner has given Contractor written notice thereof or if Contractor shall fail to discharge a lien upon the Property within thirty (30) days after its perfection by a third party;

(k)	The commission of waste by Contractor in contravention of Section 1.3 hereof or any contravention by Contractor of the terms of Section 1.8 hereof;

(l)	The failure by Contractor to mine and deliver to Owner at the Point of Delivery the quantities of Clean Coal specified by Owner pursuant to Section 3.3 hereof within the time therein specified;

(m)
The revocation or suspension by any governmental authority of any mining permit, license, approval or authorization held by Contractor; the ineligibility of Contractor at any time during the Term hereof to obtain surface disturbance permits or amendments or revisions thereto; the ineligibility of Owner at any time during the term hereof to obtain surface disturbance permits or amendments or revisions thereto by reason of the acts or omissions of Contractor or Contractor’s agents, officers, directors or shareholders; or the taking of any enforcement action against Owner (including, without limitation, the issuance of any notice of noncompliance or cessation order or any permit suspension or revocation) by reason of the acts or omissions of Contractor or Contractor’s agents, officers, directors or shareholders;

(n)
Any failure by Contractor to cure, within five (5) days after Owner shall have given Contractor written notice thereof, a material breach by Contractor of any other agreement to which Contract and Owner are parties;

(o)
Any failure by Contractor to otherwise comply with any of the terms, covenants, obligations, conditions or provisions to be performed or observed by Contractor under this Agreement or imposed upon Contractor as a matter of law, other than those specified in the preceding clauses (a) through (o).

 Section 10.2     Termination or Cancellation Upon Certain Events of Default. If any Event of Default specified in Section 10.1(o) hereof occurs and continues for a period of thirty (30) calendar days after written notice thereof by Owner to Contractor, or if any of the Events of Default enumerated in Section 10.1(a) through (n) hereof occurs, then in such event and as often as the same occurs, Owner, at its option, may immediately terminate or cancel this Agreement upon notice to Contractor. Exercise of such right shall not preclude Owner from exercising any other remedy provided herein or at law, it being the agreement of the parties that Owner’s remedies shall be cumulative and shall survive cancellation, termination or expiration of this Agreement.

 Section 10.3     Owner’s Right to Cure. If, for any reason whatsoever, Contractor is in breach of any of the terms, conditions or covenants of this Agreement, Owner shall have the right, but not the duty, to make any payment or perform any act to correct said breach, and the exercise of such right shall not be deemed to constitute a release or waiver of any Default by Contractor. In exercising such right, Owner may incur actual or incidental costs and expenses (including, without limitation, reasonable attorneys’ fees), which may be deducted from monies due Contractor hereunder.

 Section 10.4     Removal of Property. Upon cancellation, termination or expiration of this Agreement: (i) if Contractor is then in Default hereunder, Contractor shall not remove or permit the removal of any personal property, machinery or equipment (collectively, the “Mobile Equipment”) from the Property and title thereto shall vest in Owner without charge or payment therefor; or (ii) if Contractor is not in Default hereunder, Contractor shall have a period of ninety (90) days from termination, expiration or cancellation in which to remove the Mobile Equipment, after which time title to any such Equipment not so removed shall vest in Owner without charge or payment therefor. Upon termination, cancellation or expiration of this Agreement, whether or not Contractor is then in Default hereunder, and unless otherwise specified by Owner (in which event Contractor shall promptly remove the same at its sole cost and expense), all fixtures and other permanent improvements placed by Contractor in or on the Property shall remain therein or thereon and shall constitute a part thereof. Such fixtures and permanent improvements shall be deemed to have been included in the Contract Price and shall include, without limitation, roads, dams, ponds, buildings, structures, and any and all other items required by law to remain a part of and installed in or on the Property.

 Section 10.5     Condition of the Property. Upon cancellation, termination or expiration of this Agreement, Contractor shall, at Owner’s election and at Contractor’s sole cost and expense: (i) leave the Property in such condition that mining by Owner or any other person or entity may begin immediately and do all things requested by Owner (unless prohibited by law) to permit immediate mining thereby; or (ii) immediately complete all reclamation of the site required to cause the Kentucky Energy and Environment Cabinet (the “Cabinet”)

and other appropriate governmental bodies to fully release all bonds and surety thereon which are or may be required by law for the performance of the Work hereunder.

 Section 10.6     Transfer of Permits. Upon cancellation, termination or expiration of this Agreement, Owner or its designee shall have the right, but not the obligation, to apply to the Cabinet and other appropriate governmental bodies either, as appropriate, for the transfer to Owner or its designee or for the reissuance in the name of Owner or its designee of the permits which are or may be required by law for the performance of the Work (the “Permits”); and Contractor shall take all action reasonably requested by Owner to effect said transfer or re-issuance. Pending said transfer or re-issuance, Contractor shall maintain said Permits in full force and effect, and Contractor hereby waives all rights to require a release of any bonds or other surety thereon prior to said transfer or re-issuance.  Contractor hereby agrees that Owner or any other mine operator designated by Owner shall have the exclusive right to operate under the Permits and Contractor’s bonds and other surety thereon pending the Cabinet’s transfer of the Permits to Owner or its designee or the Cabinet’s re-issuance of the Permits in the name of Owner or its designee; provided, however, that said designee or Owner shall indemnify and hold harmless Contractor from and against any and all suits, actions, liabilities, demands, losses, claims, awards, damages and/or judgments of any kind, nature or description which are attributable to such operations. In the event that Owner elects to apply to the Cabinet and other appropriate governmental bodies for the transfer or re-issuance to Owner or its designee of the Permits under this Section, Owner or its designee shall take all reasonable action to cause the Cabinet and other appropriate governmental bodies to effect said transfer or re-issuance in as short a period following the expiration, termination or cancellation of this Agreement as is feasible.

 Section 10.7     Termination of Agreement by Either Party.   Both parties have the right to remove themselves from this agreement upon a sixty (60) day written notice to the other party for any reason, with the understanding that the reclamation responsibilities outlined in this agreement have been completed; maintenance of the leased equipment has been performed; and equipment is in like or better condition when leased on the date of agreement.

Article 11.
Assignment and Subcontracting

 Section 11.1     Rights Personal to Contractor. This Agreement is personal to Contractor and requires the exercise of personal services, skills and judgment.

 Section 11.2     Assignment and Subcontracting. Contractor shall not assign, pledge, encumber, transfer or subcontract, in whole or in part, by operation of law or otherwise, this Agreement, the Work or its obligations or rights hereunder (including, without limitation, its right to receive any monies hereunder), without the written consent of Owner first had and obtained, it being understood and agreed that Owner shall be under no obligation to grant such consent. Contractor must give Owner 120 days notice of any sale or transfer of substantially all  of the assets of Contractor or any sale or transfer, or any series of sales or transfers, of the stock of Contractor which singly or in the aggregate constitute a change in ownership of five percent (5%) or more of the stock of Contractor, or any increase or series of increases in the number of outstanding shares of Contractor which singly or in the aggregate results in a change in ownership of five percent (5%) or more of the total stock of Contractor.   Failure to give 120 days notice shall be deemed an assignment hereunder. Contractor represents and warrants that its stockholders have actual knowledge of the contents of this Section 11.2 and have agreed to be bound hereby.

 Section 11.3     Consents. No consent to any transfer, encumbrance, pledge, assignment or subcontract specified in Section 11.2 above shall be deemed a waiver of the requirement of obtaining the prior written consent of Owner to other subsequent or additional assignments, transfers, encumbrances, pledges or subcontracts (and each successive assignment, transfer, encumbrance, pledge and subcontract shall so stipulate), nor shall any such consent relieve Contractor of any obligation or liability hereunder.

Article 12.
Miscellaneous

 Section 12.1     Waiver. The failure of Owner to insist, in any one or more instances, upon strict performance of any one of the provisions of this Agreement, or to enforce any of its rights hereunder, shall not be construed as a waiver of any such provision or right, but the same shall continue and remain in full force and effect. A waiver by Owner of any particular cause of termination or cancellation shall not prevent a termination or cancellation for the same cause occurring at any subsequent time, nor shall the waiver of any breach of any covenant or condition herein contained constitute a waiver of any other breach or of the same breach occurring at a subsequent time. The acceptance by Owner of partial payment of any monies from Contractor, payment of which is in default herein, or acceptance by Owner of payment of any monies from Contractor while payment of other monies or performance of any other obligation is in Default hereunder shall not constitute a waiver by Owner of such Default, nor preclude Owner from terminating or canceling this Agreement or exercising any right hereunder, by reason of such Default.

 Section 12.2     Notices.  Any and all notices, payments, reports, consents, demands or other communications between the parties shall be in writing and shall be deemed to have been given when delivered or when mailed, by registered or certified United States mail, postage prepaid, return receipt requested, to the appropriate party at the address set forth below, which address shall prevail until notice of change is given in writing in accordance with the provisions of this Section.

OWNER:	EVANS COAL CORP.
243 North Peters Road
Knoxville, TN 37923

CONTRACTOR:	RECOAL, LLC
P.O. Box 344
Flat Lick, KY 40935

 Section 12.3     Integration.  This Agreement sets forth the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior agreements, arrangements and understandings of the parties with respect to such subject matter.

 Section 12.4     Modification. This Agreement may not be modified, in whole or in part, other than by written agreement of Owner and Contractor.

 Section 12.5     Choice of Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, the principles of conflicts of laws notwithstanding.  Any lawsuit arising out of or relating to this agreement shall be brought exclusively in the Courts of Knox County, Kentucky.

 Section 12.6     Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered or construed as affecting in any way the meaning of the provisions hereof.

 Section 12.7     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one agreement.

 Section 12.8     Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed herein.

 Section 12.9     Time is of the Essence. Time is of the essence with respect to each and every provision of this Agreement.

 Section 12.10  Survival of Covenants. Any provision hereof which by its terms has or may have application after the termination, expiration or cancellation of this Agreement, shall be deemed to the extent of such application to survive such termination, expiration or cancellation.

 Section 12.11   Further Instruments. Contractor and Guarantor shall from time to time execute and deliver such further instruments as Owner may reasonably request to effectuate the intent of this Agreement.

 Section 12.12   Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and, subject to the provisions of Article 11 hereof, their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective corporate capacities as of the day and year first set forth above.

EVANS COAL CORP.

BY:

ITS: PRESIDENT (“OWNER”)

ATTEST:

SECRETARY

RECOAL, LLC

By:

Its:
(“Contractor”)

ATTEST:

SECRETARY